FRIEDMAN LLP®
ACCOUNTANTS AND ADVISORS

March 4, 2022

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements made by Iota Communications, Inc. (the "Company"), set forth in Item 4.02 of the Company's Current Report on Form 8-K, dated March 4, 2022 (the "Form 8-K"). We agree with the statements concerning our firm contained in such Item 4.02.

We have no basis to agree or disagree with any other statements made in Item 4.02 of such report.

Yours truly,

Friedman LLP

Friedman LLP